EXHIBIT 10.2

KOOLBRIDGE SOLAR™

EMPLOYMENT, NON-DISCLOSURE, INVENTIONS AND NON-COMPETITION AGREEMENT

THIS EMPLOYMENT, NON-DISCLOSURE, INVENTIONS AND NON-COMPETITION AGREEMENT ("Agreement"),i s between KOOLBRIDGE SOLAR™, INC., a North Carolina corporation (the "Company") and John Stephen Burnett ("Employee").

AGREEMENT

In consideration of the employment of Employee and the compensation the Company agrees to pay Employee, the training of Employee and the granting to Employee of access to certain confidential information of the Company, all as more specifically set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Employment. The Company hereby employs Employee and Employee hereby accepts such employment upon the terms and conditions set forth in this Agreement, but in any case, not less than three years per the Koolbridge Solar™ Private Placement Memorandum dated June 15, 2014.

2. Position and Duties. Employee will initially have the title of Chairman & CEO. During the Period of Employment, Employee shall faithfully and diligently devote his business time, attention, skills, and efforts to the performance of those duties as the Company may assign from time to time, during such times and in such a manner as the Company may reasonably prescribe, and to the furtherance of the business objectives and the best interests of the Company. The Company may expand the position, responsibilities and duties of Employee at any time, provided that there is no diminishment of the position or change in position or responsibilities. Notwithstanding the foregoing, Burnett may continue his duties with Remote Light, Remote Light Water, ShareMail, and any other venture(s) provided that there is no direct conflict of interest with Koolbridge Solar™.

3. Employee's Compensation. Employee shall be afforded the following compensation and benefits during the Period of Employment:

(a) Salary. Beginning May 15, 2014, as stated on page 39 of the Koolbridge Solar, Inc. Private Placement Memorandum (PPM), and once the aggregate amount of at least $200,000 is reached as stated per the PPM , the Company shall immediately pay Employee all accrued compensation due up to that point. In addition, the salary (the "Salary") of $7,000 per month, or $84,000 per year, will begin to be paid at the beginning of each month. Upon the completion of Employee's first full year of employment by the Company, the Board of Directors may re-evaluate Employee's salary. The Salary may thereafter be increased from time to time at the sole discretion of the Board of Directors and shall be payable in accordance with the customary payroll practices of the Company.

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(b) Bonus. There will not be any bonus considered for Employee until Company revenues have reached the $1,000,000 mark on an annualized basis.

(c) Benefits. Employee shall be entitled to participate in the employee benefit programs that the Company may elect to provide the Company's employees generally, provided, however, that Employee shall be entitled to receive (i) family health & family dental insurance, and the Company shall reimburse Employee for any deductibles applicable thereto, up to an annual maximum of $10,000; (ii) term life insurance with a policy limit in the amount up to, $500,000;(iii)car allowance in the amount of $1,000 per month; (iv) monthly cell phone service; ( v ) a 401 -K or like plan with matching funds to be determined by the Board of Directors. The family benefits listed herein are in exchange of Employee paying for his North Carolina home office expenses on behalf of the company. All benefits will be paid ona monthly basis . However, nothing contained in this Agreement shall obligate the Company toestablish or maintain any employee benefit other than those expressly set forth herein, nor shalltheprovisionsof this Section 3(c) be construed as providing Employee with the right to continuedemploymentoveranyperiodoftimepastthe initial three year term.

(d) Stock Options. Subject to the Company and Employee entering into a Stock Option Agreement, there will not be any stock options granted.

(e) Training. The Company also shall provide Employee with such training as may reasonably be required for Employee to carry out Employee's assigned duties as Chairman & CEO with the Company during the Period of Employment. This training may include any preparatory training to manage a public company effectively.

4. Severance Benefits. If Employee's employment is terminated by the Company without cause (as defined below), the Company will pay Employee his Salary for the balance of his initial three year contract, or for the length of his non-compete if it is longer than his contract, and all stock options will vest immediately if there are any. Payment of the remaining Salary will be made within 30 day sinalump - sum payment. Cause shall exist in the event of any one or more of the following: (1) Employee's willful, material and irreparable breach of this Agreement; (2) Employee's negligence in the performance or intentional non-performance of any of Employee's duties and responsibilities hereunder; (3) Employee's willful dishonesty, fraud or misconduct with respect to the business or affairs of the Company; (4) Employee 's conviction of a felony. In the event of a termination for Cause, as enumerated above, Employee shall have no right to any severance compensation. If employee is terminated for cause, no non-compete shall apply, without mutually agreed to compensation. Any termination for cause will require a written notification to the employee with a 30-day period to cure, excluding acts of fraud.

5. Other Representations and Obligations. Inadditionto the duties and obligations of Employee set forth elsewhere in this Agreement, and as part of the consideration for the Company's employment of Employee hereunder, the training by the Company of Employee and the granting to Employee of access to certain confidential information of the Company, Employee represents and covenants for the benefit of the Company as follows:

(a) Assistance in Litigation. During the Period of Employment and for two (2) full years thereafter, Employee shall, upon reasonable notice, furnish such information and proper assistance to the Company as may reasonably be required by the Company in connection with any litigation in which the Company is, or may become, a party.

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(b) Confidential Information. Employee acknowledges that in the course of the Period of Employment, Employee will acquire knowledge of trade and business secrets and other confidential information of the Company. Accordingly, Employee agrees as follows:

(b.i) Definition of Confidential Information. Employee agrees and acknowledges that the following information and materials whether in written, oral, magnetic, photographic , optical, machine-readable or other form will be considered to be "Confidential Information" of the Company : (a) all information and materials received by Employee from the Company in tangible form and marked "Proprietary" or "Confidential"; (b) all computer software or portions thereof (whether in source or object code form) developed and/or owned by the Company and all written materials relating to such software; (c) all computer software (whether in source or object code form) or other information licensed by the Company from third parties to whom the Company owes any obligations of confidentiality; (d) all ideas, concepts, know-how, materials, inventions, research, reports, products, designs, methods, formulae, techniques, systems, processes and works of authorship relating specifically to the business of the Company and not to the industry generally; (e) all internal business information, procedures and plans of the Company and all lists of current or prospective customers of the Company; and (f) all other information that is not generally known to third parties who are not under an obligation of confidentiality to the Company and that has value to the Company because it is not known to third parties.

(b.ii) Definition of Trade Secret. As used herein, "Trade Secret " isdefinedas business or technical information that derives independent actual or potential commercial value from not being generally known or readily ascertainable through independent development or reverse engineering.

(b.iii) Exclusions. The Company acknowledges and agrees that the following information and materials will not be considered Trade Secrets or Confidential Information: (a) information that at the time of disclosure is in the public domain, or that later becomes part of the public domain through no breach of this Agreement by Employee; (b) information that is rightfully furnished to Employee subsequent to the Period of Employment by a third party who is under no obligation of confidentiality to the Company; and (c) information that Employee can demonstrate is independently developed by Employee subsequent to the Period of Employment without any use of , reference to, or reliance upon the Trade Secrets or Confidential Information.

(b.iv) Restrictions on Use and Disclosure of Trade Secrets and Confidential Information. During the Period of Employment and for one year thereafter , Employee shall not use or disclose the Trade Secrets or Confidential Information other than as required in the performance of Employee's duties with the Company . Upon termination of the Period of Employment for any reason whatsoever, Employee shall deliver to the Company all tangible materials that embody the Trade Secrets or Confidential Information or that were created by reference to the Trade Secrets or Confidential Information.

(b.v) Disclosures Required by Law. In the event that Employee becomes legally compelled to disclose any of the Trade Secrets or Confidential Information, Employee will provide the Company with prompt written notice so that the Company may seek a protective order or other appropriate remedy or may waive compliance with the provisions of Section 7(b)(iv). In the event that such protective order or other remedy is not obtained, or that the Company waives compliance with the provisions of Section 7(b)(iv) , Employee will furnish only that portion of the Trade Secrets or Confidential Information that Employee believes, after receiving advice from counsel, may be legally required.

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Company's Limited Obligation. Not with standing anything to the contrary in this Agreement, the Company shall not be required to provide Employee with access to any information other than that information as may reasonably be required for Employee to carry out its assigned duties with the Company during the Period of Employment. Trade Secrets and Confidential Information as herein defined are and shall remain the exclusive property of the Company, and Employee shall have no rights inorto such Trade Secrets and Confidential Information.

(c) ldeas and Inventions. Employee and the Company hereby agree and acknowledge that the following will be considered to be within the definition of "Company Inventions" for the purposes of this Agreement except as noted in (c) (ii): Any and all ideas, concepts, know-how, techniques , processes, methods , inventions, discoveries , developments, innovations, improvements, modifications, designs, software programs, works of authorship, documentation, formulas, data, secrets or intellectual property rights whatsoever or any interest therein (whether or not patentable under copyright or similar statutes or subject to analogous protection) (cumulatively , "Ideas") that are conceived or made by Employee, whether alone or with others, in the course of Employee's employment with the Company during the Period of Employment, and that either ( l) involve or are reasonably related to the business of the Company or the Company's actual or demonstrably anticipated research or development or (2) incorporate or are based on, in whole or in part, any of the Confidential Information; provided, however, that the "Company Inventions" shall not include any Ideas with respect to which both of the following conditions are satisfied: ( l) the Company shall have expressed its written consent, signed on behalf of the Company by its President or Vice President, authorizing the development by Employee of the Ideas specified within said written consent for Employee's own behalf (which consent shall be valid and operative only for so long as the following additional condition regarding Confidential Information is satisfied, unless the consent specifically states otherwise); and (2) the Ideas shall not at any time incorporate or be based upon, in whole or in part, any of the Confidential Information.

Employee hereby assigns to the Company all of Employee's right, title and interest in and to the Company Inventions made, conceived, discovered or reduced to practice during the period of Employment that are related to Koolbridge Solar's business model. All copyrights , patents, trade secrets and other intellectual property rights associated with the Company Inventions shall belong exclusively to the Company and shall, to the fullest extent permitted by applicable law, be considered work made for hire for the Company within the meaning of Title17 of the United States Code. Employee agrees to disclose all i nventions to the Company promptly upon conception. During the Period of Employment and thereafter, Employee shall execute, acknowledge and deliver any instruments that may reasonably be requested by the Company to enable the Company to prosecute and obtain patents or to obtain, protect or secure patent, trademark, copyright or other intellectual property rights relating to the Company Inventions.

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(d) Restrictive Covenants.

(i) Noncompetition. During the term of his employment, and for a period of two (2) years after the termination or cessation of Employee's employment with the Company, regardless of manner or cause of termination, Employee agrees that, within the geographic area described in Section 7(d)(iv), he will not: (a) engage in, manage, operate, control or supervise, or participate in the management, operation, control or supervision of, any business or entity which provides products or services competitive with those then currently provided by the Company; (b) be employed in a position or be engaged in any business that provides products or services competitive with those then currently provided by the Company, performing substantially the same work as he performed while employed by the Company pursuant to this Agreement or otherwise; or (c) have any ownership or financial interest, directly or indirectly, in any entity which provides products or services competitive with those then currently provided by the Company , including, without limitation, as an individual, partner, shareholder (other than as a shareholder of a publicly-owned corporation in which Employee owns less than 10% of the outstanding shares of such corporation), officer, director, employee, member, associate, principal, agent, representative or consultant, and shall not in any other manner, directly or indirectly, compete to any extent with such business of the Company.

(ii) Restriction on Solicitation of Customers. Employee agrees that he will not (in addition to any other restriction on his activities) , for a period of two (2) years immediately following Employee 's termination, on his own behalf or on behalf of any other person or entity, directly or indirectly call on or otherwise contact customers of the Company, on or prior to the date of termination, or cessation of Employee's employment with the Company (the "Restricted Customers") within the geographic area described in Section 7(d)(iv), for the purpose of selling products or services to the Restricted Customers that are competitive with those provided by the Company .

(iii) Restriction on Solicitation of Employees. Employee agrees that he will not, for a period of two (2) years immediately following Employee's termination, directly or indirectly contact, solicit, interfere with or attempt to entice in any form, fashion or manner any employee of the Company: (a) for the purpose of inducing that employee to work with or for Employee (or with a person or business entity with which employee is affiliated); or (b) to terminate his employment with the Company.

(iv) Geographical Scope. The provisions contained in Sections 7(d)(i) and 7(d)(ii) shall be limited in scope and shall be effective only within the following geographical areas: (a) each country in which the Company markets its products to existing or prospective customers at any time during the Period of Employment; (b) each country in which customers of the Company reside at any time during the Period of Employment; (c) the United States of America; (d) all those states to the east of the Mississippi River; (e) each state in which the Company markets its products to existing or prospective customers at any time during the Period of Employment; (f) each state in which customers of the Company reside at any time during the Period of Employment; and (g) the State of North Carolina.

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(v) Severability; Company's Right to Restrict. The parties intend the geographical areas listed in Section 7(d)(iv) to be completely severable and independent, and any invalidity or unenforceability of this Agreement with respect to any one area shall not render this Agreement unenforceable as applied to any one or more of the other areas. The Company reserves the right, at any time and from time to time, unilaterally to restrict the scope of Employee's covenant herein, by giving notice to Employee, in order to avoid any unenforceability thereof.

(e) Equitable Relief; Reasonableness. Employee acknowledges that the Company may have no adequate means of protecting its rights under this Section 7 other than by securing an injunction (a court order prohibiting Employee from violating this Agreement). Accordingly, Employee agrees that the Company is entitled to enforce this Agreement by obtaining a temporary restraining order, preliminary and permanent injunction and any other appropriate equitable relief in any court of competent jurisdiction. Employee acknowledges that the Company 's recovery of damages will not be an adequate means to redress a breach of this Agreement, but nothing in this Section 7 shall prohibit the Company from pursuing any remedies in addition to injunctive relief, including recovery of damages. The parties hereby agree that all provisions and restrictions in this Section 7 are reasonable in nature and are designed to reasonably protect the Company's interests.

(f) Representation. Employee represents that Employee's performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information acquired by Employee in confidence or in trust prior to Employee's employment by the Company. Employee has not entered into, and Employee agrees he/she will not enter into, any agreement either written or oral in conflict herewith.

6. Survival. Employee's obligations provided in Sections 7(a), 7(b), 7(c) and 7(d) above all shall continue in full force and effect for the periods specified in those Sections 7(a), 7(b), 7(c) and 7(d) following the termination of the Period of Employment.

7. General Provisions.

(a) Non-Assignability. Neither this Agreement, nor any right or interest hereunder, shall be assignable by Employee.

(b) Entire Agreement; This Agreement contains the entire understanding between the parties with reference to the employment of Employee by the Company, and supersedes any prior agreement, understanding or arrangement between Employee and the Company. This Agreement may not be modified or amended except by an instrument in writing signed by all the parties hereto. This Agreement shall be binding upon and shall inure to the benefit of Employee and the Company and their respective heirs, successors and assigns.

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(c) Notice. For purposes of this Agreement, written notice shall be effective if personally delivered or if sent by certified mail, return receipt requested, to the parties at the addresses set forth beneath their signatures below, or at such other address that either party may provide the other pursuant to this subsection. For purposes of computing time, all time periods provided under this Agreement will commence on the date notice is deposited in the mail, or if notice is personally delivered, upon receipt of such delivery.

(d) Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term and condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived .

(e) Severability. If, for any reason, any provision of this Agreement (including without limitation any provision of Section 7(d)) is held invalid, such invalidity shall not affect any other provision of this Agreement not held so invalid, and each such other provision shall to the full extent consistent with law continue in full force and effect. If any provision of this Agreement (including without limitation any provision of Section 7(d)) is held invalid in part, such invalidity shall in no way affect the rest of such provision not held so invalid, and the rest of such provision, together with all other provisions of this Agreement , shall to the full extent consistent with law continue in full force and effect.

(f) Governing Law. This Agreement has been executed and delivered in the State of North Carolina , and its validity, interpretation, performance and enforcement shall be governed by the laws of the State of North Carolina, without regard to conflicts of law principles.

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IN WITNESS WHERE OF , the parties hereto have executed this Agreement under seal as of the day and year first above stated.

THE COMPANY:

KOOL BRIDGE SOLAR™, INC.

Larry D. Zirbel
870 Mayfield Avenue Winter Park, Florida 32789

By:	/s/ Larry D. Zirbel
Title:	Board Member

Paul W. Dent 637 Eagle Point Road Pittsboro, NC 27312

By:	/s/ Paul W. Dent
Title:	Board Member

J. Phillips L. Johnston, J.D. 1912 Eastchester Drive Suite 106-GHigh Point, NC 27265

By:	/s/ J. Phillips L. Johnston, J.D.
Title:	Board Member

EMPLOYEE:

John Stephen Burnett PO Box 1529 Wrightsville Beach, NC 28480

By:	/s/ John Stephen Burnett
Chairman & CEO

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EXHIBIT A

SECTION 66-57.1 OF THE NORTH CAROLINA GENERAL STATUTES

Any provision in an employment agreement which provides that the [employee] shall assign or offer to assign any of his rights in an invention to his employer shall not apply to an invention that the employee developed entirely on his own time without using the employer's equipment, supplies , facility or trade secret information except for those inventions that:

(i)	relate to the employer ' s business or actual or demonstrably anticipated research or development, or

(ii)	result from any work performed by the employee for the employer.

To the extent a provision in an employment agreement purports to apply to the type of invention described, it is against the public policy of this State and [is] unenforceable. The employee shall bear the burden of proof in establishing that his invention qualifies under this section.

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